                                                                     EXHIBIT 4.1



March 11, 1998


          RE:  CASMYN PREFERRED STOCK RESTRUCTURING
               ------------------------------------

Dear Casmyn Preferred Stockholder:

          At a special meeting of the preferred holders to be held on March 26, 1998, the Company proposes to amend the terms of the First Convertible Preferred Stock (the "First Preferred" or "Preferred") stock instrument as follows:

               1. establish a conversion floor prices of $0.25 per common share;

               2. establish a conversion ceiling price of $0.75 per common share; and

               3. authorize the preferred holders voting as a class to elect two directors as long as $20 million of preferred remains outstanding.

          We strongly recommend that the preferred holders accept this proposal. The $0.25 conversion floor price will allow the market to value Casmyn's common stock on a more rational basis. With the current threat of unlimited dilution, rational market pricing is virtually impossible. Based on the proposal, and assuming conversion of all preferred shares submitted for conversion prior to March 11, 1998, there would be a maximum of 162 million common equivalent shares outstanding before giving effect to future preferred stock dividends.

          Absent the introduction of a floor price, the common stock may well continue to drift lower with very limited liquidity. The prospect of unquantifiable dilution could put the Company at risk with respect to maintaining its listing on NASDAQ, which will clearly serve to the detriment of all shareholders. Therefore, this proposal will maximize the chances that the Company continues to be listed on NASDAQ. In addition, the Company believes that the existence of the floor will serve to relieve selling pressure on the common stock.

                                  Exhibit 4.1

          The purposes of the proposed ceiling is to give the Preferred holders the opportunity for greater returns than are available in the existing Preferred instrument in return for instituting the floor.

          We have analyzed an exchange proposal made by a group of preferred holders (the "Exchange Proposal") and authorized Salomon Smith Barney to meet with these holders in order to review and understand it. We have also had extensive discussions with our financial and legal advisors regarding the Exchange Proposal and other restructuring alternatives. The Board of Directors determined that it would not pursue the Exchange Proposal because the Board believes that it is worse for the Company than the existing preferred stock agreement. In particular, the Board identified two key reasons for this position: (1) they do not believe it would be in the best interests of the Company or its shareholders to commit today to a sale of the assets under current market conditions and (ii) there is no provision in the current preferred instrument requiring the Company to cash out the preferred stock.

          If this proposal is accepted, the senior management is prepared to continue to manage the Company and build value for shareholders. In this event, appropriate management contracts and incentives for both management and outside directors would be instituted. A key component of the incentive program would be options with a $0.25 strike price. Management will thereby have the incentive to increase the stock price as they develop and grow the Company.

          The Company will defer acceptance of all conversion requests until March 31, 1998, which is three business days following the special meeting of the Preferred shareholders. The shares which were submitted for conversion prior amendment is passed, shares relating to conversion notices submitted after March 10, 1998 will be issued at the greater of the price dictated by the conversion formula or $0.25 subject to the $0.75 ceiling. Prior to the March 17, 1998 records date for the special meeting, the Company will allow conversion requests to be withdrawn, and thereby the preferred shares subject to the withdrawal notice will be permitted to vote at the special meeting.

          Under Colorado law, the applicable law for Casmyn Corp., and the terms of the preferred stock instrument, the proposed amendment may be implemented by a vote of a simple majority of the preferred shares outstanding.

          We hope that you will accept this proposal. Without a sensible restructuring of the preferred stock, the Company and its shareholders will continue to be faced with the untenable situation resulting from infinite potential dilution which does not serve the best interests of any of the Company's shareholders. If you have any questions about the proposal, please feel free to contact Al-Karim Haji or myself at 604-601-5200; Robert Martin at
(212) 783-8514 or Lee Buchwald at (212) 783-1760 both of Salomon Smith Barney.

                                         Sincerely,



                                         /S/Amyn Dahya
                                         Amyn Dahya,
                                         Chairman & CEO

                                 CASMYN CORP.
                      1500 West Georgia Street, 18th Floor
                            Vancouver, B.C.  V6G 2Z6
                                 (604) 601-5200


                          NOTICE OF SPECIAL MEETING OF
                  HOLDERS OF FIRST CONVERTIBLE PREFERRED STOCK


To the Holders of the First Convertible Preferred Stock of Casmyn Corp.:

          Notice is hereby given of a Special Meeting (the "Meeting") of the holders of the First Convertible Preferred Stock (the "First Preferred") of Casmyn Corp., a Colorado corporation (the "Company"), which will be held at the offices of Loeb & Loeb LLP, 1000 Wilshire Boulevard, Suite 1800, Los Angeles, California 90017 at 10:00 a.m., Los Angeles time, on March 26, 1997, to consider and act upon an amendment to the Company's Articles of Incorporation relating to the First Preferred, all as more fully described in the accompanying Proxy Statement which is incorporated herein by this reference.

          Holders of the First Preferred at the close of business on March 17, 1998, the record date fixed by the Board of Directors, are entitled to notice of, and to vote at, the Meeting.

          THOSE WHO CANNOT ATTEND ARE URGED TO SIGN, DATE AND OTHERWISE COMPLETE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE. ANY HOLDER OF THE FIRST PREFERRED GIVING A PROXY HAS THE RIGHT TO REVOKE IT AT ANY TIME BEFORE IT IS VOTED.

                         BY ORDER OF THE BOARD OF DIRECTORS



                         Amyn Dahya
                         Chairman of the Board, President and
                         Chief Executive Officer


Vancouver, British Columbia
March 11, 1998

                                  CASMYN CORP.
                      1500 West Georgia Street, 18th Floor
                            Vancouver, B.C.  V6G 2Z6
                                 (604) 601-5200

                                   ---------

                                PROXY STATEMENT

                                   ---------


          The following information is furnished in connection with the solicitation of proxies for a Special Meeting of the holders of the First Convertible Preferred Stock (the "First Preferred") of Casmyn Corp., a Colorado corporation (the "Company"), to be held at the offices of Loeb & Loeb LLP, 1000 Wilshire Boulevard, Suite 1800, Los Angeles, California 90017 on March 26, 1998, and any adjournments thereof (the "Meeting"), for the purposes stated herein.

                     SOLICITATION AND REVOCATION OF PROXIES

          A form of proxy is being furnished herewith by the Company to each holder of the First Preferred, and, is solicited on behalf of the Board of Directors of the Company for use at the Meeting. The entire cost of soliciting these proxies will be borne by the Company. Proxies duly executed and returned by holders of the First Preferred and received by the Company before the Meeting will be voted FOR the proposed amendment to the Company's Articles of Incorporation, unless a contrary choice is specified in the proxy. Where specification is indicated as provided in the proxy, the shares represented by the proxy will be voted and cast in accordance with the specification made. The persons named as proxies were selected by the Board of Directors of the Company.

          Your execution of the enclosed proxy will not effect your right as a holder to the attend the Meeting and to vote in person. Any holder giving a proxy has the right to revoke it at any time by (a) a later-dated proxy, (b) a written revocation sent to and received by the Secretary of the Company prior to the Meeting, or (c) attendance at the Meeting and voting in person.

                    AMENDMENT TO ARTICLES OF INCORPORATION
                     TO CHANGE CERTAIN OF THE TERMS OF THE
                       FIRST CONVERTIBLE PREFERRED STOCK


          The Board of Directors has unanimously approved and recommended to the holders of the First Preferred an amendment (the "Preferred Amendment") to the Articles of Incorporation of the Company amending the rights and preferences of the First Preferred as follows:

               1. To establish a conversion floor price of $0.25 cents per common share.

               2. To establish a conversion ceiling price of $0.75 cents per common share; and

               3. To authorize the holders of the First Preferred voting as class to elect two directors as long as 800,000 shares ($20,000,000.00) of First Preferred remain outstanding.

          The Board of Directors has approved the above proposed amendment for the reasons set forth in the letter of Amyn Dahya dated March 11, 1998 which accompanies this Proxy Statement. Attached as Exhibit A is a summary of the proposed changes to the rights and preferences of the First Preferred.

          Under the terms of the resolutions establishing the terms of the First Preferred and applicable Colorado law, the approval of the Preferred Amendment requires the consent of the holders of a majority of the First Preferred.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE ARTICLES OF INCORPORATION TO CHANGE THE TERMS OF THE FIRST PREFERRED.

                         BY ORDER OF THE BOARD OF DIRECTORS



                         Amyn Dahya
                         Chairman of the Board, President
                         Chief Executive Officer

Vancouver, British Columbia
March 11, 1998

HOLDERS OF THE FIRST PREFERRED ARE URGED TO SPECIFY THEIR CHOICE AND TO DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. QUICK RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED.

                              SUMMARY OF PROPOSED
                      AMENDMENT TO RIGHTS AND PREFERENCES
                      OF FIRST CONVERTIBLE PREFERRED STOCK



          1. Section 4(e)(i) of the Resolution Establishing Preferences of First Convertible Preferred Stock shall be amended by adding at the end thereof the following sentence:

          "Notwithstanding anything in this Resolution to the contrary, the minimum Conversion Price shall be $0.25 per share (the "Minimum Price") and the maximum Conversion Price shall be $0.75 per share (the "Maximum Price") provided, however, that if the Corporation shall declare or pay any dividend on the Common Stock payable in Common Stock or any rights to acquire any Common Stock, or shall effect a stock split or reverse stock split, or a combination, consolidation or reclassification of the Common Stock, then the Minimum Price and the Maximum Price then in effect shall be proportionally decreased or increased, as appropriate, to give effect to such event."

          2. Section 7 of the Resolution Establishing Preferences of First Convertible Preferred Stock shall be deleted in its entirety in lieu of the following:

          "As long as 800,000 shares of First Preferred are outstanding, the following shall apply. At any meeting of shareholders of the Corporation, the holders of the First Preferred voting as a separate class shall be entitled to elect two members of the Board of Directors of the Corporation, and to remove any such directors as may be necessary to create vacancies to be filled by the holders of the First Preferred. Until the first meeting of shareholders, holders of the majority of the shares of First Preferred shall be entitled to designate two members of the Board of Directors of the Corporation, and shall entitled to remove and replace any such designee."

          3. Except as altered and amended, all other rights and preferences of the First Convertible Preferred Stock as originally set forth in the Resolution Establishing Preferences thereof shall remain in full force and effect.


                                   Exhibit A

                                 CASMYN CORP.
                      1500 WEST GEORGIA STREET, 18TH FLOOR
                            VANCOUVER, B.C.  V6G 2Z6
                                 (604) 601-5200


          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

          The undersigned hereby appoints Amyn Dahya and Al Karim Haji as Proxies, each with the power to appoint his substitute, and hereby authorizes them or either of them to represent and to vote as designated below, all of the shares of First Convertible Preferred Stock of Casmyn Corp. held of record by the undersigned on March 17, 1998, at a Special Meeting of holders of First Convertible Preferred Stock to be held on March 26, 1998, or any adjournment thereof.

1. AMENDMENT TO ARTICLES OF INCORPORATION TO CHANGE CERTAIN OF THE TERMS OF THE FIRST CONVERTIBLE PREFERRED STOCK

     [ ]FOR           [ ]AGAINST             [ ] ABSTAIN


     THIS PROXY WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED HOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSAL.

                              Dated: ____________________, 1998



                              ________________________________
                                         Signature

                              ________________________________
                                    Signature if held jointly

                              Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by authorized person

PLEASE READ, SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.